Exhibit 4

October 13, 2017

Minister of Finance

Ministry of Finance - Federative Republic of Brazil

Esplanada dos Ministérios

Bloco P

70048-900, Brasília-DF

Brazil

Ladies and Gentlemen:

We have acted as special United States counsel to the Federative Republic of Brazil (the “Republic”) in connection with the Republic’s offering pursuant to a registration statement (File No. 333-210338) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of U.S.$ 3,000,000,000 aggregate principal amount of 4.625% Global Bonds due 2028 (the “Securities”) to be issued under an indenture dated as of July 2, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”). Such registration statement, as amended as of September 29, 2017, the date on which the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2016 was filed as an amendment to such registration statement, but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated July 21, 2016, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated October 3, 2017, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated October 3, 2017, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

Minister of Finance

Federative Republic of Brazil, p. 2

Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the Final Prospectus;

(b)	a facsimile copy of the Securities in global form as executed by the Republic; and

(c)	a conformed copy of the Indenture and an executed copy of the authorization dated October 13, 2017 establishing the terms of the Securities delivered pursuant to Section 2.1 of the Indenture.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other documents and certificates of public officials of the Republic, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Republic in the Underwriting Agreement) and (ii) that the Securities have been duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are valid, binding and enforceable obligations of the Republic.

In giving the foregoing opinion, (a) we have assumed that each of the Republic and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture and the Securities enforceable against the parties thereto (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Indenture or the Securities), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the enforceability of each of Section 9.9 of the Indenture and Paragraph 17 of the Securities relating to currency indemnity.

Minister of Finance

Federative Republic of Brazil, p. 3

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for its Fiscal Year ended December 31, 2016 and to the references to us under the heading “Validity of the Securities” in the Base Prospectus and “Validity of the Global Bonds” in the Final Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner